Exhibit 10.37

AGREEMENT OF PURCHASE AND SALE

by and between

BANCTEC, INC.,

a Delaware corporation,

as SELLER

and

AG NET LEASE ACQUISITION CORP.,

a Delaware corporation,

as BUYER

i

ii

SCHEDULES

Schedule 4.2 — Permitted Exceptions

Schedule 5.1(h) — Third Party Consents

Schedule 5.1(j) — Contracts

Schedule 5.1(k) — Permits

Schedule 5.1(l) — Plans

Schedule 5.1(m) — Warranties

Schedule 5.1(n) — Certificates of Occupancy

Schedule 5.1(q) — Notices of Non-Compliance

Schedule 5.1(s) — Agreements with Governmental Authorities

Schedule 5.1(v) — Existing Mortgage

Schedule 5.1(z) — Property Condition Report

Schedule 5.1(aa) — Texas Department of Transportation Documents

Schedule 5.1(cc) — Existing Insurance Policies

Schedule 5.1(dd) — Parking Spaces

Schedule 5.1(ee) — Financial Statements

EXHIBITS

Exhibit A — Real Property

Exhibit B — Equipment

Exhibit C — Form of Deed

Exhibit D — Form of Bill of Sale

Exhibit E — Form of Guaranty

Exhibit F — Form of Guarantor’s Certificate

Exhibit G — Form of FIRPTA Affidavit

Exhibit H — Form of Owner’s Affidavit

Exhibit I — Form of Tenant Waiver Letter

Exhibit J — Form of ACH Authorization

iii

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) dated as of November 12, 2010 (the “Effective Date”), is by and between BancTec, Inc., a Delaware corporation (“Seller”), and AG Net Lease Acquisition Corp., a Delaware corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller is the owner of that certain Property defined herein; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE 1

CERTAIN DEFINITIONS

“Act of Bankruptcy” means (i) the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of Seller of a substantial part of its property, (ii) the admission by Seller in writing of its inability to pay its debts as they become due, (iii) the making of a general assignment for the benefit of Seller’s creditors, (iv) the commencement by or against Seller of a voluntary or involuntary proceeding under the Bankruptcy Code or any federal or state insolvency laws or laws for the composition of indebtedness or for the reorganization of debtors, (v) the adjudication of Seller as a bankrupt or insolvent or (vi) the taking of any action for the purpose of effecting any of the foregoing.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Apportioned Items” is defined in Section 10.4(a).

“Appurtenances” is defined in Section 2.1(c).

“Bankruptcy Law” is defined in Section 5.1(g).

“Bill of Sale” is defined in Section 4.1(b).

“Broker” is defined in Section 7.1.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Buyer” is defined in the introductory paragraph of this Agreement.

“Buyer Indemnified Parties” is defined in Section 5.4.

“Buyer’s Closing Deliveries” is defined in Section 10.3(b).

“Buyer Transaction Expenses” is defined in Section 7.2(a).

“Certificates of Occupancy” is defined in Section 5.1(n).

“Closing” means the consummation of the purchase and sale contemplated hereunder.

“Closing Date” is defined in Section 10.2.

“Code” is defined in Section 10.3(a).

“Contracts” is defined in Section 2.1(f).

“Custodian” is defined in Section 5.1(g).

“Deed” is defined in Section 4.1(a).

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Environmental Law” means (a) whenever enacted or promulgated, any applicable federal, state, foreign or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, as now or hereafter in effect and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or inadvertent ingestion of, any Hazardous Substance.  The term Environmental Law includes, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the National Environmental Policy Act and the Hazardous Materials Transportation Act, each as amended and hereafter in effect and any similar state or local law.

“Environmental Reports” is defined in Section 5.1(p).

“Environmental Violation” means (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Property, or from the Property to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Property or which extends to any adjoining property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any drums, barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Buyer, Seller, Buyer’s lender or any other owner or occupier of the Property, or which could result in a creation of a lien on the Property under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

“Equipment” is defined in Section 2.1(e).

“Existing Insurance Policies” is defined in Section 5.1(cc).

“Existing Mortgage” is defined in Section 5.1(v).

“Financial Statements” is defined in Section 5.1(ee).

“Fixtures” is defined in Section 2.1(d).

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state or local government, authority, agency or regulatory body.

“Guarantors” means BTC International Holdings, Inc., DocuData Solutions, L.C., BTC Ventures, Inc., BancTec (Puerto Rico), Inc., Recognition Mexico Holding, Inc., and BTI Technologies, L.P.

“Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly (a) procures, generates or creates any Hazardous Substance, (b) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, soil, ground water, watercourses or water systems), (c) involves the containment or storage of any Hazardous Substance or (d) would cause the Property or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

“Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of USTs.

“Hazardous Substance” means (a) any substance, material, product, petroleum, petroleum product, derivative, compound, mineral (including asbestos), chemical, gas, medical waste, other pollutant, or mixture thereof, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (b) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.  Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos-containing materials, urea-formaldehyde foam insulation, lead, mold or other microbial contamination, and polychlorinated biphenyls.

“Improvements” is defined in Section 2.1(b).

“Indemnified Party” is defined in Section 7.1.

“Intangible Property” is defined in Section 2.1(f).

“Lease Agreement” means a Lease Agreement to be entered into as of the Closing Date, between Buyer or its assignee, as landlord, and Seller, as tenant, with respect to the Property, in form and substance to be agreed upon by Buyer and Seller.

“Legal Requirements” means the requirements of all present and future laws, including all permit and licensing requirements and all covenants, restrictions and conditions, including all easement agreements, now or hereafter of record which may be applicable to Seller or to the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Property.

“Outside Date” is defined in Section 10.2.

“Permits” is defined in Section 5.1(k).

“Permitted Encumbrances” means, collectively, (i) Permitted Exceptions and (ii) all Legal Requirements now or hereafter in effect relating to the Property.

“Permitted Exceptions” is defined in Section 4.2.

“Person” means an individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated association, any other entity or any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

“Plans” is defined in Section 5.1(l).

“Property” is defined in Section 2.1.

“Proprietary Information” means any written, oral, documentary or other information (including reports, tests, and studies) relating to the Transaction which is received by one party from the other party (or from third parties through the other party’s authorization) and is not publicly available, including, without limitation, (a) information relating to the ownership, condition, operation and/or financial performance of the Property, (b) the fact that discussions or negotiations are taking place between the parties with respect the Transaction, and (c)

information relating to the terms and conditions on which Buyer is willing to enter into the Transaction and the terms on which Buyer is able to obtain financing with respect to the Transaction.  Information shall not be deemed Proprietary Information if such information:  (i) is already known to the receiving party without obligation of confidentiality, from a source other than the other party; (ii) is or hereafter becomes publicly known by the receiving party through no wrongful act, fault or negligence of the receiving party; (iii) is received by the receiving party without restriction and without breach of this or any other Agreement from a third party entitled to disclose it or (iv) is independently developed by the receiving party.

“Purchase Price” is defined in Section 2.2(a).

“Real Property” is defined in Section 2.1(a).

“Seller” is defined in the introductory paragraph of this Agreement.

“Seller’s Closing Deliveries” is defined in Section 10.3(a).

“Seller’s Default” means the failure of Seller, without legal excuse, to complete the sale of the Property.

“Specially Designated National or Blocked Person” is defined in Section 5.1(f).

“Tenant” means BancTec, Inc., a Delaware corporation.

“Termination Notice” is defined in Section 9.3(c).

“Third Party Consents” is defined in Section 5.1(h).

“Title Company” means the office of Fidelity National Title Insurance Company located at 1 Park Avenue, Suite 1402, New York, New York  10016, Attn:  Robert L. Simon, Esq.

“Title Policy” is defined in Section 4.2.

“Transaction” means the transactions contemplated in this Agreement.

“TXDOT” is defined in Section 5.1(aa).

“USTs” is defined in Section 5.1(p).

“Warranties” is defined in Section 5.1(m).

ARTICLE 2

PURCHASE AND SALE OF PROPERTY

Section 2.1             Sale.  Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, subject to the terms and conditions set forth herein, all of Seller’s right, title and interest in and to the following:

(a)           the real property having the street address of 2701 East Grauwyler, Irving, Texas 75061 and being more particularly described in Exhibit A (the “Real Property”);

(b)           the building containing approximately 310,518 square feet in the aggregate and all other structures and improvements situated on, or affixed or appurtenant to the Real Property (collectively, the “Improvements”);

(c)           all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Real Property, including (i) easements over other lands granted by any easement agreement and (ii) any streets, ways, alleys, vaults, gores or strips of land adjoining the Real Property (collectively, the “Appurtenances”);

(d)           all fixtures located on or affixed to the Real Property or the Improvements described in Exhibit B (collectively, the “Fixtures”);

(e)           all machinery, equipment and other property described in Exhibit B (collectively, the “Equipment”); and

(f)            all intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Property, including, without limitation, all Plans, Permits, Warranties, leases and lease rights; and utility contracts, service contracts and other agreements (the “Contracts”) (collectively, the “Intangible Property”).

All of the items referred to in subparagraphs (a), (b), (c), (d), (e) and (f) above are collectively referred to as the “Property.”

Section 2.2             Purchase Price.

(a)           The purchase price of the Property is TWELVE MILLION TWENTY- FIVE THOUSAND DOLLARS ($12,025,000) (the “Purchase Price”).

(b)           The Purchase Price shall be paid to Seller in immediately available funds via wire transfer at the Closing.

ARTICLE 3

BUYER’S DUE DILIGENCE

Section 3.1             Due Diligence.  Prior to the date of execution of this Agreement, Buyer has completed its due diligence investigation of the Property and its credit analysis and underwriting of Tenant and Guarantors.

Section 3.2             Property Condition; AS IS.  OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY IS CONVEYED BY SELLER TO BUYER ON AN AS IS, WHERE IS BASIS WITH ALL FAULTS AND SELLER, EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE DEED OR BILL OF SALE, HAS NOT MADE, AND DOES NOT HEREBY MAKE, ANY WARRANTIES OR REPRESENTATIONS

OF ANY KIND WITH REGARD TO THE PROPERTY INCLUDING, BUT NOT LIMITED TO, PHYSICAL OR ENVIRONMENTAL CONDITION, OR IMPLIED WARRANTIES OF HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY, ALL SUCH WARRANTIES OR REPRESENTATIONS BEING EXPRESSLY DISCLAIMED BY SELLER.

BUYER HAS CONDUCTED AN INSPECTION AND FEASIBILITY STUDY OF THE PROPERTY AND UPON EXECUTION AND DELIVERY OF THE DEED AND BILL OF SALE, BUYER WILL BE DEEMED TO BE SATISFIED WITH THE CONDITION THEREOF.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, IT IS RELYING ON SUCH INDEPENDENT INVESTIGATION AND INSPECTION AND IS NOT RELYING ON ANY INFORMATION PROVIDED BY SELLER, OR SELLER’S ENGINEERS, AGENTS, OR CONSULTANTS, IN DETERMINING WHETHER TO PURCHASE THE PROPERTY.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED BY SELLER TO BUYER WITH RESPECT TO THE PROPERTY HAS BEEN OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION.  BUYER FURTHER ACKNOWLEDGES THAT, IF BUYER PROCEEDS TO CLOSING, THE PROPERTY WILL BE DEEMED TO BE SATISFACTORY IN ALL RESPECTS FOR ITS INTENDED USE AND BUYER SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLER IN CONNECTION WITH THE PROPERTY, EXCEPT FOR A BREACH OF ANY OF SELLER’S WARRANTIES, REPRESENTATIONS OR COVENANTS CONTAINED HEREIN OR IN THE DEED OR BILL OF SALE.

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, OTHER THAN AS SET FORTH IN THIS AGREEMENT, THE DEED OR BILL OF SALE, SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTEES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESSED OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING, OR WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO: (A) THE NATURE, QUALITY, OR CONDITION OF THE PROPERTY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, BUT NOT LIMITED TO, ANY STATE OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION; (E) THE HABITABILITY, MERCHANTABILITY, OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, SELLER ACKNOWLEDGES AND AGREES THAT THE AS-IS NATURE OF THE TRANSACTION

AND THE WAIVERS, AGREEMENTS AND ACKNOWLEDGEMENTS OF BUYER SET FORTH HEREIN RELATED TO THE AS-IS NATURE OF THE TRANSACTION SHALL NOT INURE TO THE BENEFIT OF TENANT UNDER THE LEASE AND SHALL NOT LIMIT, MODIFY OR AMEND ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS PROVIDED BY TENANT UNDER THE LEASE.  IN ADDITION, BUYER, IN ITS CAPACITY AS LANDLORD OF THE PROPERTY (OR ANY SUCCESSOR IN INTEREST TO BUYER’S POSITION AS LANDLORD OF THE PROPERTY) SHALL NOT BE PROHIBITED, ESTOPPED, BARRED OR PREVENTED FROM EXERCISING ANY RIGHTS OR REMEDIES AVAILABLE TO LANDLORD UNDER THE LEASE ON ACCOUNT OF THE AS-IS NATURE OF THE TRANSACTION OR THE AGREEMENTS AND ACKNOWLEDGEMENTS OF BUYER SET FORTH HEREIN.

ARTICLE 4

TITLE

Section 4.1             Transfer of Title.  At the Closing, Seller shall convey to Buyer title to:

(a)           the Real Property, Improvements and Appurtenances by good and sufficient Special Warranty Deed in the form of Exhibit C (the “Deed”); and

(b)           the Fixtures, Equipment and Intangible Property by good and sufficient in the form of Exhibit D (the “Bill of Sale”).

Section 4.2             Evidence of Title.  Delivery of title in accordance with Section 4.1 shall be evidenced by the willingness of the Title Company to issue, at the Closing, its standard Owner’s Texas Land Title Association Policy of Title Insurance (the “Title Policy”) in the amount of the Purchase Price showing title to the Real Property, Improvements and Appurtenances vested in Buyer, containing such endorsements as Buyer shall reasonably request and subject to no exceptions other than the following (“Permitted Exceptions”):

(a)           interests of tenants in possession;

(b)           non-delinquent liens for local real estate taxes and assessments;

(c)           the exceptions set forth on Schedule 4.2 attached hereto; and

(d)           such other exceptions as Buyer has approved or waived in writing.

ARTICLE 5

SELLER’S REPRESENTATIONS AND WARRANTIES

Section 5.1             Representations and Warranties of Seller.  Seller represents and warrants to Buyer that as of the date hereof and the Closing Date:

(a)           Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, is duly qualified to do business in the State of Texas and is in good standing in each other jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires such qualification.  Seller’s principal place of business is 2701 E. Grauwyler Road, Irving, Texas.

(b)           Seller has full power, authority and legal right to sell the Property to Buyer and execute and deliver this Agreement and the Lease Agreement, execute and deliver the Deed, Bill of Sale, and such instruments, documents and agreements as may be necessary or appropriate to effect the Transaction, and perform and observe the terms and conditions of each of the documents described above.

(c)           This Agreement (i) is duly authorized, executed and delivered by Seller, (ii) is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, (iii) does not violate any of Seller’s charter documents, (iv) does not conflict with or result in the breach of any judgment, decree, writ, injunction, order or award of any arbitrator, court or Governmental Authority binding upon Seller, and (v) at Closing, will not result in the breach of any term or provision of, or constitute a default, or result in the acceleration of any obligation under any loan agreement, indenture, financing agreement, or any other agreement or instrument of any kind to which Seller is a party or to which Seller or the Property is subject.

(d)           All other documents executed by Seller which are to be delivered to Buyer at the Closing, at the time of the Closing, (i) will be duly authorized, executed and delivered by Seller, (ii) will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, (iii) will not violate any of Seller’s charter documents and (iv) will not conflict with or result in the breach of any judgment, decree, writ, injunction, order or award of any arbitrator, court or Governmental Authority binding upon Seller, or result in the breach of any term or provision of, or constitute a default, or result in the acceleration of any obligation under any loan agreement, indenture, financing agreement, or any other agreement or instrument of any kind to which Seller is a party or to which Seller or the Property is subject.

(e)           Seller is not a foreign corporation, foreign partnership, foreign trust and/or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended and in the accompanying regulations), and Seller’s U.S. employer identification number is 75-1559633.

(f)            Neither Seller nor any of Seller’s members, owners, officers, or directors is a Specially Designated National or Blocked Person.  As used herein, the term “Specially Designated National or Blocked Person” shall mean a Person (i) designated by the Office of Foreign Assets Control at the U.S. Department of the Treasury, or other U.S. governmental entity, and appearing on the List of Specially Designated Nationals and Blocked Persons (http://www.ustreas.gov/offices/enforcement/ofac/sdn/index.shtml), which List may be updated from time to time; or (ii) with whom Buyer or its affiliates are prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation, or Executive Order of the President of the United States.

(g)           Seller has not commenced a voluntary case under Bankruptcy Law nor has there been commenced against Seller an involuntary case under Bankruptcy Law, nor has Seller consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any applicable Bankruptcy Law that is for relief against Seller or appoints a Custodian for Seller or for all or any substantial part of Seller’s property.  The term “Bankruptcy Law” means the United States Bankruptcy Code, 11 U.S.C.A. §§ 101 et seq. or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under and Bankruptcy Law.

(h)           Except for the approvals and consents listed in Schedule 5.1(h) (the “Third Party Consents”), no authorizations, consents or approvals of or filings with any Governmental Authority or any other Person is required with respect to Seller for the execution and delivery of this Agreement and the performance of its obligations hereunder.  Seller has obtained, or will have obtained prior to the Closing, all Third Party Consents.

(i)            There are no real property leases, licenses or other occupancy agreements currently in effect with respect to the Property.

(j)            The list of Contracts in Schedule 5.1(j) is a complete list of all of the Contracts to which Seller is a party that are material to the operation of the Property or the conduct of Tenant’s business operations on the Property.  Seller has provided Buyer with a true and complete copy of each Contract.  Each Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of each of the parties thereto.  None of the Contracts has been amended, modified or supplemented (unless a true and correct copy of the same has been provided to Buyer prior to Closing) and no provision of any of the Contracts has been waived.

(k)           The list of permits in Schedule 5.1(k) is a complete list of all permits, licenses, approvals and easements mandated or necessary in order to permit Seller to carry on its business at the Property (the “Permits”).  Seller has provided Buyer with a true and complete copy of each Permit.  To the knowledge of Seller, each Permit (i) has been properly issued and is fully paid for; (ii) is in full force and effect and, to Seller’s knowledge, no suspension, cancellation or amendment of any of such Permit is threatened; and (iii) is transferable and will not (as a consequence of this Agreement or the consummation of the Transaction) be revoked, invalidated, violated or otherwise adversely affected by the Transaction.

(l)            The list of plans in Schedule 5.1(l) is a complete list of all building plans, specifications and drawings with respect to the Improvements (the “Plans”) in the possession of Seller regarding the Property.  Seller has delivered to Buyer correct and complete copies of the Plans in Seller’s possession.

(m)          The list of warranties in Schedule 5.1(m) is a complete list of all assignable guaranties, warranties, certificates, rights and privileges with respect to the Improvements (the “Warranties”) in the possession of Seller.  Seller has delivered to Buyer correct and complete copies of the Warranties in Seller’s possession.

(n)           The certificates of occupancy listed on Schedule 5.1(n) are true and complete copies of all of the certificates of occupancy required for the occupancy and operation of the Improvements (the “Certificates of Occupancy”).  To the knowledge of Seller, the Certificates of Occupancy have been properly issued and all fees payable in connection therewith have been paid in full.  No applications are pending to amend such Certificates of Occupancy, and there are no pending or, to Seller’s knowledge, threatened proceedings to cancel, suspend, amend or revoke such Certificates of Occupancy and, to Seller’s knowledge, there are no violations of Legal Requirements affecting the zoning, use, development, maintenance, condition or operation of the Property, or any portion thereof (including the conduct of business operations thereon).

(o)           To Seller’s knowledge, all water, sewer, gas, electric, telephone, cable, drainage facilities and all other utilities required by applicable Legal Requirements or by the use and operation of the Property (as determined by Seller), together with all easements and rights of way necessary for the use and enjoyment thereof, are installed to the property lines of the Property and are connected pursuant to valid permits, so as to comply with applicable Legal Requirements.  All permits and connection fees are fully paid as of the Effective Date.  To Seller’s knowledge, no fact or condition exists which would reasonably be expected to result in the termination of such utility services to the Property.

(p)           Seller is and has been in compliance with all Environmental Laws, and Seller has not received any written notice, report or information regarding any violations of, or any corrective, investigatory or remedial obligations, arising under Environmental Laws with respect to the present operations of the Property.  Seller has delivered to Buyer complete, unedited and unredacted copies of the environmental reports previously obtained by Seller (the “Environmental Reports”).  The Environmental Reports are the latest reports relating to environmental conditions at or about the Property that Seller possesses.  Seller has received no written notice of, and Seller otherwise has no knowledge of, any hazardous or toxic substances, materials or wastes, pollutants or contaminants (including, without limitation, petroleum and petroleum products, asbestos, PCBs and lead-based paint) at the Property.  Except as set forth in Schedule 5.1(p), Seller has no knowledge of any underground storage tanks (the “USTs”) located on or under the Property.

(q)           Other than as set forth on Schedule 5.1(q), Seller has not received any notice that the Property is not in compliance with all applicable Legal Requirements, including without limitation the Americans With Disabilities Act, 42 U.S.C.A. §§ 1201 et seq., or with any requirements of every Governmental Authority, including without limitation zoning, subdivision, building and environmental requirements.

(r)            The Property is separately assessed for purposes of ad valorem real property taxes.  All platting and replatting requirements in respect of the Real Property have been satisfied to accommodate the operation of the Improvements and no subdivision or parcel map not already obtained is required to transfer the Property to Buyer.  There is no special or preferential assessment in effect with respect to the Property.

(s)           Based on Seller’s review of the letter dated September 27, 2010 from Chief Planner of the City of Irving, Texas, the Real Property is presently zoned M-FW (Freeway).  No variances or special exception is required for the operation and use of the Improvements.  To Seller’s knowledge, except as disclosed in Schedule 5.1(s), there are no agreements with any Governmental Authority which affect the Property.

(t)            To Seller’s knowledge, there are no actions, suits, proceedings or governmental investigations pending or, to Seller’s knowledge, threatened against or affecting Seller, any Guarantor or the Property at law or in equity before any court or administrative office or agency:  (i) which could reasonably be expected to adversely affect Seller’s right to sell and/or lease the Property; (ii) which could reasonably be expected to result in any material adverse change in Seller’s or any Guarantor’s business or financial condition; (iii) which could reasonably be expected to materially and adversely affect the current use or operation of the Property or (iv) which could reasonably be expected to materially and adversely affect (A) Seller’s ability to perform its obligations under this Agreement or the Lease Agreement or (B) any Guarantor’s ability to perform its obligations under the Guaranty.

(u)           Except as set forth in Schedule 4.2, Seller has good and indefeasible fee simple title to the Property, free and clear of all liens and encumbrances other than the Existing Mortgage and Permitted Encumbrances.  Seller acknowledges that Recognition Equipment Incorporated is the record owner of the Property according to the land records of Dallas County, Texas.  Seller represents and warrants that Seller became the owner of the Property through its acquisition, through merger, of BancTec USA, Inc., which had previously acquired, through merger, Recognition International, Inc., which was formerly known as Recognition Equipment Incorporated.

(v)           Except for the indebtedness set forth in Schedule 5.1(v) (the “Existing Mortgage”), the Property is not pledged to secure any indebtedness of Seller or any other Person and any lien on the Property shall be released on or before the Closing Date.

(w)          There are no existing unrecorded deeds, mortgages, land contracts, options to purchase, agreements or other instruments adversely affecting title to the Property, and, to Seller’s knowledge, none of Seller or any agent, officer, employee or principal thereof has done anything to create any unrecorded lien, encumbrance, transfer of interest, constructive trust, or other equity in the Property whatsoever.

(x)            All real property taxes and assessments due with respect to the Property have been paid in full or will be paid in full prior to delinquency.  There are no tax appeals, tax certiorari proceedings, tax reduction proceedings or tax protests pending with respect to the Property.

(y)           Seller has not received notice (or, if any such notice has been received, such notice is no longer pending or active) from any Governmental Authority or any other entity responsible therefor of any fact or condition that would reasonably be expected to result in the termination of (i) the current, unimpaired vehicular and pedestrian access from the Property to presently existing public roads or (ii) access from the Property to existing sewer or other utility facilities servicing, adjoining or situated on the Property.

(z)            To Seller’s knowledge and except as disclosed in the property condition report attached hereto as Schedule 5.1(z), the Improvements and Equipment are in good condition and repair and there are no physical or mechanical defects in the Improvements, including without limitation the roof, the structural components, the plumbing, heating, ventilation, air conditioning, elevators, fire detection and electrical systems.  To Seller’s knowledge, all such items described in the previous sentence are in good operating condition and repair.  There is no actual or, to Seller’s knowledge, threatened settlement, earth movement, termite infestation or damage, or mold or other microbial contamination affecting the Property.

(aa)         To Seller’s knowledge, there are no condemnation, eminent domain, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would materially and adversely affect either the use and operation of the Property for its present use or the value of the Property, nor has Seller received written notice of any special assessment proceedings affecting the Property.  Seller acknowledges that, prior to the date of this Agreement, Seller and the Texas Department of Transportation (“TXDOT”) had entered into negotiations related to the conveyance of a portion of the Property to TXDOT in connection with widening the John W. Carpenter Freeway (State Highway 183) located on the northern border of the Property and Seller represents that attached hereto as Schedule (aa) are true and correct copies of all documents and correspondence related to the negotiations with TXDOT.

(bb)         The Property is not located in any conservation or historic district, or in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards unless indicated on the Survey.

(cc)         Schedule 5.1(cc) contains a list of the existing insurance policies maintained by Seller with respect to the Property (the “Existing Insurance Policies”).  Seller has not received any written notice or demand from any of the insurers of all or any portion of the Property (or insurers of any activities conducted thereon) to correct or change any physical condition on the Property or, to Seller’s knowledge, any practice of Seller.  Seller is in compliance with the requirements of all insurance policies affecting all or any portion of the Property.

(dd)         Schedule 5.1(dd) sets forth the number of parking spaces at the Property.  Seller has not received any written notices that the parking at the Property is not in full compliance with any zoning regulation applicable to the Property.

(ee)         Schedule 5.1(ee) sets forth the financial statements of Seller furnished to Buyer (the “Financial Statements”).  The Financial Statements are true and correct in all material respects, have been prepared in accordance with GAAP throughout the periods indicated and fairly present the financial condition of Seller for the respective periods indicated therein, subject to customary year-end adjustments with respect to the unaudited financial statements.  From June 30, 2010 to the date hereof, there has been no adverse change in any material respect in the assets, liabilities, condition (financial or otherwise) or business of Seller from that set forth or reflected in the above-mentioned financial statements other than changes in the ordinary course of business, none of which is materially adverse in Seller’s reasonable business judgment.

(ff)           Seller has not received any written notice that the Property is or will be subject to or affected by any moratoria on additional developments or expansions.

(gg)         Seller has not submitted a pending, written application to any Governmental Authority for any expansion or further development of the Property and Seller has not received written notice that any expansion or further development of the Property is subject to any restrictions or conditions except as set forth in local zoning law requirements.

(hh)         Seller has not received notice from any Governmental Authority or any other entity responsible therefor of (i) any pending or contemplated change in any federal, state or local governmental or private restriction applicable to the Property, (ii) any pending or threatened judicial or administrative action or (iii) any action pending or threatened by adjacent land owners or other Persons, which would result in a change in the condition of the Property or any part thereof or in any way prevent or limit the construction and/or operation of the Improvements or any part thereof.

(ii)           No party other than Seller is entitled to possession or use of the Property or any portion thereof.

(jj)           No labor has been performed or materials fabricated or furnished with respect to the Property that could result in a materialman’s or mechanic’s lien filed against the Property, except as shall have been fully paid or released on the earlier to occur of: delinquency or the Closing Date.

(kk)         Neither this Agreement nor any other document, certificate or instrument delivered by Seller to Buyer in connection with the Transaction contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.  There is no material fact that has not been disclosed in writing to Buyer that adversely affects in any material respect or, as far as Seller can now reasonable foresee, may adversely affect in any material respect, the business, operation, financial or other condition of Seller or the ability of Seller to perform its obligations under this Agreement.

Section 5.2             Survival; Limitation of Liability.  All representations and warranties of Seller contained in this Agreement shall survive the Closing for a period of one (1) year.

Section 5.3             Seller’s Knowledge.  Buyer expressly understands and agrees that the phrase “to Seller’s knowledge” as used in Section 5.1 means a matter that any of the following officers of Seller:  Coley Clark, Jeff Cushman, and Steve Kiddoo (a) is actually aware of, or (b) received written notice of.  The fact that the representations of Seller set forth herein may be limited by the phrase “to Seller’s knowledge” shall not be deemed to modify or alter any provision of the Lease Agreement requiring Seller to indemnify any Buyer Indemnified Party.

Section 5.4             Indemnification.  Seller shall indemnify, defend and hold harmless (a) Buyer, (b) any director, member, manager, officer, shareholder, general partner, limited partner,

employee or agent of Buyer (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership, corporation, limited liability company (or other entity) of Buyer, or any of its general partners, members or shareholders and (d) any other affiliates of Buyer (collectively, the “Buyer Indemnified Parties”), from and against any and all liabilities, losses, damages, costs, expenses (including without limitation reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature howsoever caused should any representation or warranty set forth herein prove to have been untrue or inaccurate in any material respect when made or arising from any breach by Seller of any representation or warranty set forth herein.  The fact that the representations of Seller set forth in this Agreement may be limited to Seller’s knowledge shall not be deemed to modify or alter any provision of the Lease Agreement requiring Seller to indemnify Buyer.

ARTICLE 5A

BUYER’S REPRESENTATIONS AND WARRANTIES

Section 5A.1  Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that as of the date hereof and the Closing Date:

(a)           Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and, as of the Closing Date, Buyer or its assignee will be duly qualified to do business and in good standing under the laws of Texas.

(b)           Buyer has full power, authority and legal right to purchase the Property from Seller and to execute and deliver this Agreement and the Lease Agreement, execute and deliver all instruments, documents and agreements as may be necessary or appropriate to effect the Transaction, and perform and observe the terms and conditions of each of the documents described above.

(c)           This Agreement (i) is duly authorized, executed and delivered by Buyer, (ii) is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, (iii) does not violate any of Buyer’s charter documents (iv) does not conflict with or result in the breach of any judgment, decree, writ, injunction, order or award of any arbitrator, court or Governmental Authority binding upon Buyer, and (v) at Closing, will not result in the breach of any term or provision of, or constitute a default, or result in the acceleration of any obligation under any loan agreement, indenture, financing agreement, or any other agreement or instrument of any kind to which Buyer is a party or to which Buyer or the Property is subject which will not be paid in full at Closing.

(d)           All other documents executed by Buyer which are to be delivered to Seller at the Closing, at the time of the Closing, (i) will be duly authorized, executed and delivered by Buyer, (ii) will be legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, (iii) will not violate any of Buyer’s charter documents and (iv) will not conflict with or result in the breach of any judgment, decree, writ, injunction, order or award of any arbitrator, court or Governmental Authority binding upon Buyer, or result in the breach of any term or provision of, or constitute a default, or result in the acceleration of any obligation under any loan agreement, indenture, financing agreement, or any other agreement or instrument of any kind to which Buyer is a party or to which Buyer or the Property is subject.

Sectoin 5A.2                            Survival; Limitation of Liability.  All representations and warranties of Buyer contained in this Agreement shall survive the Closing for a period of one (1) year.

Section 5A.3                            Indemnification.  Buyer shall indemnify, defend and hold harmless (a) Seller, (b) any director, member, manager, officer, shareholder, general partner, limited partner, employee or agent of Seller (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership, corporation, limited liability company (or other entity) of Seller, or any of its general partners, members or shareholders and (d) any other affiliates of Seller (collectively, the “Seller Indemnified Parties”), from and against any and all liabilities, losses, damages, costs, expenses (including without limitation reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature howsoever caused should any representation or warranty set forth herein prove to have been untrue or inaccurate in any material respect when made or arising from any breach by Buyer of any representation or warranty set forth herein.

ARTICLE 6

RISK OF LOSS AND INSURANCE PROCEEDS

Section 6.1                                      Casualty.  Seller shall give Buyer timely notice of the occurrence of any material damage to or destruction of any portion of the Property.  For purposes of the immediately preceding sentence, any damage or destruction shall be deemed “material” if the cost to repair such damage exceeds Fifty Thousand Dollars ($50,000).  In the event that all or any material portion of the Property is destroyed or damaged by fire or other casualty prior to the Closing and the cost to repair or restore any loss or damage caused thereby is greater than ten percent (10%) of the Purchase Price, as estimated by an independent general contractor selected by Buyer, or shall result in a loss of access to the Property, then Buyer may, at its option to be exercised within ten (10) Business Days of Seller’s receipt of such estimate, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof, subject to the terms in this Section 6.1.  If Buyer elects to terminate this Agreement or fails to give Seller notice within such ten (10) Business Day period that Buyer will proceed with the purchase, then this Agreement shall terminate at the end of such ten (10) Business Day period and neither party shall have any further rights or obligations hereunder except as provided in those Sections which expressly survive the termination of this Agreement.  If  a portion of the Property is destroyed or damaged by fire or other casualty prior to the Closing and the cost to repair or restore any loss or damage caused thereby is equal to or less than ten percent (10%) of the Purchase Price, as determined by an independent appraiser selected by Buyer, or is greater than ten percent (10%) of the Purchase Price and Buyer elects to consummate the purchase of the Property, then (i) Seller shall be entitled to any insurance proceeds collected by Seller as a result of such damage or destruction and the Closing shall occur as agreed to herein and (ii) Seller shall immediately repair and restore the Property to its condition immediately prior to such casualty. The Closing Date shall be extended for a reasonable period of time, if necessary, to enable Seller to complete such repairs or restoration.  The provisions of this Section 6.1 shall survive the Closing.

Section 6.2                                      Condemnation.  Seller shall give Buyer notice of the occurrence of the commencement of condemnation proceedings affecting, any portion of the Property.  In the event that all or any material portion of the Property is the subject of any commencement of condemnation proceedings prior to the Closing, then Buyer may, at its option to be exercised within ten (10) Business Days of Seller’s notice of the occurrence of the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase of the Property as required by the terms hereof.  For the purposes of this Section 6.2, “material portion” shall mean either (i) such condemnation proceeding that may result in a loss of access to the Property or (ii) such condemnation proceeding that involves more than ten percent (10%) of the rentable area of the Property.  If Buyer elects to terminate this Agreement or fails to give Seller notice within such ten (10) Business Day period that Buyer will proceed with the purchase, then this Agreement shall terminate at the end of such ten (10) Business Day period and neither party shall have any further rights or obligations hereunder except as provided in those Sections which expressly survive the termination of this Agreement.  If less than a material portion of the Property is condemned prior to the Closing, or if all or a material portion of the Property is condemned prior to the Closing and Buyer elects to consummate the purchase of the Property, then Seller shall be entitled to any condemnation awards collected by Seller as a result of such condemnation and there shall be a credit against the Purchase Price due hereunder equal to the amount of any condemnation awards collected by Seller as a result of any such condemnation.  If the awards have not been collected as of the Closing, then such awards shall be assigned to Buyer, and Buyer shall not receive any credit against the Purchase Price with respect to such awards.  The provisions of this Section 6.2 shall survive the Closing.

ARTICLE 7

BROKERS AND EXPENSES

Section 7.1                                      Brokers.  The parties represent and warrant to each other that except for Cushman & Wakefield of Texas, Inc., Mower Capital Markets Group, whose address is 15455 Dallas Parkway, Suite 800, Addison, TX  75001 (the “Broker”), whose commission shall be paid by Seller upon the Closing, no commercial real estate broker or finder was instrumental in arranging or bringing about the Transaction and that there are no claims or rights for commercial real estate brokerage commissions or finder’s fees in connection with the Transaction.  If any Person brings a claim for a commercial real estate brokerage commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such Person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim.  The provisions of this Section 7.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 7.2                                      Expenses.

(a)                                  If the Closing occurs, or if the Closing does not occur due to a Seller Default, Seller will be responsible for all of Buyer’s reasonable and customary fees and actual expenses related to the Transaction, which shall include but not be limited to transfer taxes, recording fees (with respect to both the Deed and the Buyer’s mortgage), title insurance premiums (both Buyer’s and Buyer’s mortgage lender’s), the cost of Buyer’s appraisal, property condition reports, environmental reports, survey, property zoning report, Americans with Disabilities Act Survey and any additional third party reports required by Buyer’s mortgage lender, Buyer’s accounting fees and expenses and Buyer’s reasonable legal fees and expenses (including Lender’s reasonable legal fees and expenses).  Seller shall also be responsible for brokerage fees (including both the fees due to any mortgage broker and the fees due to Broker in connection with the Transaction).  Together, the fees and expenses described in this Section 7.2(a) are the “Buyer Transaction Expenses”.  At or prior to Closing, a settlement statement will be provided to Seller detailing the Buyer Transaction Expenses that will be payable on the Closing Date.

(b)                                 Seller shall remain obligated to pay any Buyer Transaction Expenses relating to Buyer’s initial financing of the purchase of the Property, even if such financing is obtained after the Closing, in which event Seller agrees that it will pay, within ten (10) days following a written request from Buyer, all Buyer Transaction Expenses incurred in connection with such financing.  Notwithstanding the foregoing or anything to the contrary otherwise herein, Seller shall not have any liability with respect to, or obligation to reimburse, any Buyer Transaction Expenses (i) if such Buyer Transaction Expenses related to Buyer’s initial financing are incurred more than four (4) years after the Closing Date, or (ii) with respect to any mortgage points or buy-down clause.

(c)                                  If the Closing does not occur for any reason other than a Seller Default, each party shall be responsible for its own fees and expenses and Seller will have no obligation to pay any Buyer Transaction Expenses.

(d)                                 The provisions of this Section 7.2 shall survive the Closing, or, if the sale is not consummated, the termination of this Agreement.

ARTICLE 8

COVENANTS OF SELLER

Section 8.1                                      Buyer’s Approval of Agreements Affecting the Property.  Between the Effective Date and the Closing Date, Seller shall not enter into or suffer to exist any new lease, license, contract, easement, covenant, condition, restriction, lien, security interest or other agreement or encumbrance affecting the Property (other than the Permitted Encumbrances), or amend, modify, terminate, or waive any provision of, any of the foregoing, without first obtaining Buyer’s approval, which approval may be withheld or delayed in Buyer’s sole and absolute discretion.  Seller shall submit an actual copy of such new lease, license, contract, easement, covenant, condition, restriction, lien, security interest or other agreement, encumbrance, amendment, modification, termination or waiver at the time that Seller seeks Buyer’s approval.  If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action within five (5) Business Days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have withheld its approval.

Section 8.2                                      Material Adverse Changes.  Seller shall promptly notify Buyer of any material adverse change with respect to the condition of the Property, or the financial or operating condition of Seller or any Guarantor, or of any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue in any material respect.

Section 8.3                                      Confirmatory Deed.  Seller shall, at or prior to Closing, execute a deed from Recognition Equipment Incorporated to Seller and record it in the land records of the County of Dallas, Texas that confirms that ownership, title and all rights with respect to the Property are vested in Seller (the “Confirmatory Deed”).

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.1             Conditions to Buyer’s Obligation to Close.  The obligation of Buyer to acquire the Property on the Closing Date shall be subject to the satisfaction or written waiver of the following conditions precedent on and as of the Closing Date:

(a)                                  Representations and Warranties of Seller.  The representations and warranties of Seller set forth in Section 5.1 shall be true, complete and correct in all material respects on and as of the Effective Date and on and as of the Closing Date.

(b)                                 Seller’s Performance.  Seller shall have performed all covenants and obligations required by this Agreement to be performed or delivered by it on or before the Closing Date.

(c)                                  Payment of Buyer Transaction Expenses.  Seller shall pay at Closing, or authorize the Title Company to deduct from the net proceeds payable to Seller at Closing, all accrued and unpaid Buyer Transaction Expenses as of the Closing Date for which itemized invoices have been presented at or prior to Closing.

(d)                                 Seller’s Closing Deliveries.  Seller shall have delivered to the Title Company all of Seller’s Closing Deliveries.

(e)                                  Title Policy.  The Title Company shall be unconditionally obligated and prepared, subject only to payment of the applicable premium and other related charges and the recording, as applicable, of all conveyance documents and the release of the Existing Mortgage, to issue the Title Policy in the form required by Section 4.2 of this Agreement.

(f)                                    No Bankruptcy. No Act of Bankruptcy on the part of Seller shall have occurred and remain outstanding as of the Closing Date.

(g)                                 Release of Existing Mortgage.  The Existing Mortgage shall have been released, pursuant to documentation reasonably satisfactory to Buyer and the Title Company.

(h)                                 Consents.  All Third Party Consents shall have been obtained pursuant to documentation reasonably satisfactory to Buyer and the Title Company.

(i)                                     Material Adverse Change.  There shall have been no material adverse change in the physical condition of the Property or the financial or operating condition of Seller or any Guarantor, or in the condition of the financial or real estate markets, from the Effective Date.

(j)                                     Guaranty.  Seller shall have caused each Guarantor to execute and deliver a Guaranty in substantially the form attached hereto as Exhibit E and a Guarantor’s Certificate in the form attached hereto as Exhibit F.

Section 9.2             Conditions to Seller’s Obligation to Close.  The obligation of Seller to convey and transfer to Buyer the Property on the Closing Date is subject to the satisfaction or written waiver of the following conditions precedent on and as of the Closing Date:

(a)                                  Representations and Warranties of Buyer.  The representations and warranties of Buyer set forth in Section 11.15 shall be true, complete and correct in all material respects on and as of the Effective Date and on and as of the Closing Date.

(b)                                 Buyer’s Performance.  Buyer shall have performed all covenants and obligations required by this Agreement to be performed or delivered by it on or before the Closing Date, including, without limitation, delivery of the Purchase Price.

(c)                                  Buyer’s Closing Deliveries.  Buyer shall have delivered to the Title Company all of Buyer’s Closing Deliveries.

(d)                                 Transfer of Purchase Price.  Seller shall have received a federal reference number confirming that the net proceeds of the Purchase Price due Seller at Closing have been transferred from Buyer or the Title Company to the account designated by Seller for delivery of such funds.

Section 9.3             Failure to Satisfy Conditions.

(a)                                  Buyer’s Obligations to Close.  If any of the conditions to Buyer’s obligation to close set forth in Section 9.1 is not satisfied on or prior to the Closing Date, Buyer shall have the right to:  (i) terminate this Agreement or (ii) consummate the purchase of the Property with no reduction in the Purchase Price.

(b)                                 Seller’s Obligations to Close.  If any of the conditions to Seller’s obligation to close set forth in Section 9.2 is not satisfied on or prior to the Closing Date, Seller shall have the right to:  (i) terminate this Agreement, or (ii) consummate the sale of the Property with no reduction in the Purchase Price.

(c)                                  Termination.  In the event that either party wishes to terminate this Agreement pursuant to this Section 9.3, such party shall deliver to the other party and to the Title Company on or prior to the Closing Date a written notice of termination (a “Termination

Notice”).  Upon the delivery of a Termination Notice pursuant to this Section 9.3(c), this Agreement shall terminate automatically and neither party shall have any further rights or obligations hereunder except as provided in those Sections which expressly survive the termination of this Agreement.

ARTICLE 10

CLOSING AND ESCROW

Section 10.1           Escrow Instructions.  Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby.  Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 10.2           Closing.  The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company or at the New York offices of Sheppard, Mullin Richter & Hampton, LLP, located at 30 Rockefeller Plaza, 24th Floor, New York, New York  10112, on such date and at such time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”); provided that Buyer and Seller shall use reasonable efforts to set the Closing Date no later than November 12, 2010.  If the Closing has not occurred by November 30, 2010 (the “Outside Date”) either party may deliver a Termination Notice on the Outside Date in accordance with Section 9.3.  The Closing shall occur and the transfer of Buyer’s funds shall be initiated at or before 6:00 p.m. New York time on the Closing Date.

Section 10.3           Deposit of Documents.

(a)                                  At or before the Closing, Seller shall deposit into escrow the following items (collectively, the “Seller’s Closing Deliveries”):

(i)                                     the duly executed and acknowledged Confirmatory Deed;

(ii)                                  the duly executed and acknowledged Deed;

(iii)                               two (2) duly executed counterparts of the Bill of Sale;

(iv)                              two (2) duly executed counterparts of the Lease Agreement;

(v)                                 an affidavit pursuant to Section 1445(b)(2) of the United States Internal Revenue Code of 1986, as amended (the “Code”) in the form attached hereto as Exhibit G, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(vi)                              an owner’s affidavit in the form attached hereto as Exhibit H;

(vii)                           a tenant waiver letter in the form attached hereto as Exhibit I;

(viii)                        an ACH Authorization substantially in the form attached hereto as Exhibit J; and

(ix)                                a copy of the resolution authorizing Seller to enter into the Transaction.

(b)                                 At or before the Closing, Buyer shall deposit into escrow the following items (collectively, the “Buyer’s Closing Deliveries”):

(i)                                     funds necessary to pay the Purchase Price;

(ii)                                  two (2) duly executed counterparts of the Bill of Sale;

(iii)                               two (2) duly executed counterparts of the Lease Agreement; and

(iv)                              a copy of the resolution authorizing Buyer to enter into the Transaction.

(c)                                  Buyer and Seller shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof.  Buyer and Seller hereby designate Title Company as the “Reporting Person” for the Transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder.

(d)                                 Seller shall deliver to Buyer originals of the Contracts, and any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to this Agreement.

Section 10.4           Pro-rations.

(a)                                  Seller shall be responsible for all expenses of the Property allocable to the period prior to the Closing; and Buyer shall be entitled to all income derived from the Property (but not to any income of Seller based on its operations at the Property) and, subject to the terms set forth in the Lease Agreement, responsible for all expenses of the Property allocable to the period beginning on the Closing Date.  Notwithstanding the foregoing, the parties acknowledge that, pursuant to the Lease Agreement, from and after the Closing Date, Tenant will be responsible for the payment of all real property taxes, assessments, insurance premiums, utility charges and all other items customarily apportioned in sales of real property in the jurisdiction in which the Property is located (the “Apportioned Items”).  In consideration of the foregoing, no provision shall be made at Closing with respect to the apportionment of any Apportioned Item.

(b)                                 The provisions of this Section 10.4 shall survive the Closing.

Section 10.5                                Indemnification.   Seller agrees to indemnify, defend and hold the Buyer Indemnified Parties harmless from any liability, claim, loss, expense or damage suffered or asserted by any Person against such Buyer Indemnified Parties that arises from any act or omission of Seller or its agents, employees or contractors in connection with ownership or operation of the Property or the sale of the Property to Buyer occurring on or before the Closing.  Buyer agrees to indemnify, defend and hold the Seller Indemnified Parties harmless from any liability, claim, loss, expense or damage suffered or asserted by any Person against such Seller Indemnified Parties that arises from any act or omission of Buyer or its agents, employees or contractors in connection with the purchase of the Property from Seller occurring after the Closing.  The indemnifications set forth in this Section 10.5 shall survive the Closing.

ARTICLE 11

MISCELLANEOUS

Section 11.1                                Notices.  Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt or (d) by facsimile or telecopy, and such notices shall be addressed as follows:

To Buyer:                                    AG Net Lease Acquisition Corp.

c/o Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th Floor

New York, NY  10167-0094

Phone No.:  (212) 883-4157

Fax No.:  (212) 883-4141

Attn:  Gordon J. Whiting

With a copy to:                                                                         AG Net Lease Acquisition Corp.

c/o Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th Floor

New York, NY  10167-0094

Phone No.:  (212) 692-2296

Fax No.:  (212) 867-6448

Attn:  Joseph R. Wekselblatt

With a copy to:                                                                         Sheppard, Mullin, Richter & Hampton, LLP

1300 I Street, NW

Washington, D.C. 20005

Phone No.:  (202) 469-4943

Fax No.:  (202) 218-0020

Attn:  Michele E. Williams, Esquire

To Seller:                                    BancTec, Inc.

2701 East Grauwyler Road

Irving, TX 75061

Phone No.: (972) 821-4647

Fax No.: (972) 821-4448

Attn: General Counsel and a second notice to

Attn: Director of Security and Facilities

With a copy to:                                                                         Adair, Morris & Osborn, P.C.

325 N. St. Paul Street, Suite 4100

Dallas, TX 75201

Phone No.: (214) 748-8000

Fax No.: (214) 761-0658

Attn:  Scott D. Osborn

or to such other address as either party may from time to time specify in writing to the other party.  Any notice shall be deemed delivered when actually delivered, if such delivery is in person, upon deposit with the U.S. Postal Service, if such delivery is by certified mail, upon deposit with the overnight courier service, if such delivery is by an overnight courier service, and upon transmission with a dated receipt of successful transmission, if such delivery is by facsimile or telecopy.

Section 11.2                                Entire Agreement.  This Agreement, together with the Schedules and Exhibits attached hereto, contain all representations, warranties and covenants made by Buyer and Seller and constitute the entire understanding between the parties hereto with respect to the subject matter hereof.  Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits hereto.

Section 11.3                                Entry and Indemnity.  In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants, if any, and otherwise in a manner reasonably acceptable to Seller.  Without limiting the foregoing, prior to any entry to perform any on-site testing, Buyer shall give Seller notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing.  In the event that Buyer proposes to perform any destructive or invasive testing, Seller shall approve or disapprove, in Seller’s sole and absolute discretion, the proposed destructive or invasive testing within three (3) Business Days after receipt of such notice.  Seller shall be deemed to have disapproved any such destructive or invasive testing if Seller does not respond within such three (3) Business Day period.  If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, at Seller’s request, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.  Seller or its representative may be present to observe any testing or other inspection performed on the Property.  Buyer shall maintain or cause to be maintained, and shall ensure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against the insurable liabilities of Buyer and its agents, employees or contractors, arising out of any entry on or inspections of the Property pursuant to the provisions hereof.  Buyer shall indemnify and hold Seller harmless from and against any actual costs, damages (exclusive of consequential and punitive damages), liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement.  The foregoing indemnity shall survive the Closing, or, if the sale is not consummated, beyond the termination of this Agreement.

Section 11.4                                Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 11.5                                Further Assurances.  The parties hereby agree to (i) take such additional actions and to execute and deliver such additional documents as shall be necessary to consummate the Transaction and (ii) execute, deliver, record and furnish such documents as may be necessary to correct any errors of a typographical nature or inconsistencies which may be contained in this Agreement.  The provisions of this Section 11.5 shall survive the Closing.

Section 11.6                                Jury Trial Waiver.  The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by either party or any other Person, relating to (a) this Agreement and/or any understandings or prior dealings between the parties hereto, or (b) the Property or any part thereof.  The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

Section 11.7                                No Merger.  The obligations contained herein shall not merge with the transfer of title to the Property but shall remain in effect until fulfilled.

Section 11.8                                Assignment.  Seller shall not have the right to assign its rights and obligations under this Agreement to any party.  Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller, in its sole discretion.  Notwithstanding the foregoing, Buyer shall have the right to assign its rights and obligations hereunder to any of its affiliates under its control or under common control without the prior written consent of Seller.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the original parties to this Agreement shall not be released from any rights, duties or obligations hereunder except with the express, written consent of the non-assigning party.

Section 11.9                                Counterparts and Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  The parties contemplate that they may be executing counterparts of this Agreement transmitted by facsimile or electronic transmission and agree and intend that a signature by facsimile or electronic transmission shall bind the party so signing with the same effect as though the signature were an original signature.

Section 11.10         Governing Law; Consent to Jurisdiction.

(a)           Each of Seller and Buyer hereby agree that the State of New York has a substantial relationship to the parties and to the Transaction, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed therein (without regard to its conflict of laws principles) and all applicable law of the United States of America.  To the fullest extent permitted by law, Seller hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement.

(b)           Any legal suit, action or proceeding against either party arising out of or relating to this Agreement may be instituted in any federal or state court sitting in the State of New York, and Seller waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the State of New York, and each party hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.  Notwithstanding the foregoing, nothing herein shall prevent or prohibit Buyer from instituting any suit, action or proceeding in any other proper venue or jurisdiction in which Seller is located or where service of process can be effectuated.

Section 11.11         Confidentiality.  Prior to the Closing, Buyer and Seller shall each maintain as confidential any and all Proprietary Information obtained in connection with the Transaction and, accordingly, each party agrees not to disclose all or any portion of such Proprietary Information to any third party for any reason.  Each item of Proprietary Information shall be used by the recipient thereof solely for the purpose of evaluating and determining such recipient’s interest in consummating the Transaction.  Each party agrees that it will not make copies of, or permit any other person to make copies of, the Proprietary Information for any reason.  Each party agrees that it will not retain any item of Proprietary Information after the use thereof is no longer required, and that it will either destroy or return to the other party all written materials constituting Proprietary Information, except to the extent that such destruction is prohibited by law, rule or regulation.  Notwithstanding the foregoing, neither party will be required to destroy or return any Proprietary Information that may be stored electronically in such party’s information technology system, whether in the form of an e-mail, saved file or otherwise.  Notwithstanding anything to the contrary contained herein, each party shall be permitted to disclose any or all of the Proprietary Information to:  (i) those principals, employees, representatives, lenders, consultants, counsel, accountants and other professional advisors of such party who have a legitimate need to review or know such Proprietary Information and who have, prior to disclosure, agreed in writing to be bound by the terms of confidentiality set forth herein; and (ii) any government or self-regulatory agency whose supervision or oversight such party or any of its affiliates may be subject to the extent required by applicable law, any Governmental Authority or a court of competent jurisdiction, in each case to the extent reasonably necessary to comply with any legal or regulatory requirements to which such party or its affiliates may be subject.  Upon disclosing Proprietary Information to any Person to the extent permitted hereunder, Buyer or Seller, as applicable, shall advise such Person of the confidential nature thereof, and shall take all reasonable precautions to prevent the unauthorized disclosure of such information by such Person.  In addition, at or prior to the Closing, neither party shall issue any press release or other public announcement regarding the Transaction without first obtaining the other party’s written approval with respect to the release or announcement and the content thereof.  After the Closing, Buyer and Seller shall be permitted to make such disclosures regarding the Property and the Transaction as are similar or consistent with Buyer’s and Seller’s respective general public disclosure policy, including disclosures made by Buyer and its affiliates to their investors, lenders and analysts.  Notwithstanding the foregoing, Buyer and Seller shall not use the name, logo or other trademarks of the other party without the prior, written consent of the non-disclosing party, but, once the Buyer or Seller, as applicable, have provided its consent for a disclosure, publication or other marketing material containing such party’s name, logo, or other trademark, then such disclosure, publication or marketing material may thereafter be used without obtaining the non-disclosing’s party prior written consent.  This provision shall survive the Closing, or, if the Transaction is not consummated, beyond the termination of this Agreement.

Section 11.12         Maintenance of the Property, Insurance.  Between Seller’s execution of this Agreement and the Closing, Seller shall manage and maintain the Property in the ordinary course and in the same manner and condition as before the making of this Agreement, as if Seller were retaining the Property.  Seller shall make such repairs and replacements to and of the Property as shall be necessary for Seller to comply this Section 11.12.  Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense, the Existing Insurance Policies.

Section 11.13         Interpretation of Agreement.  The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein.  Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter.

Section 11.14         General Rules of Construction.  The parties acknowledge that this Agreement has been freely negotiated by both parties, that each party has had the opportunity to review and revise this Agreement, that each party has had the opportunity to consult with counsel with regard to this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

Section 11.15         [Intentionally Omitted].

Section 11.16         Limited Liability.  Any claim based on or in respect of any liability of Seller under this Agreement shall be enforced only against Seller and its assets, properties and funds, and not against the assets, properties or funds of any of its trustees, officers, directors or shareholders, the general partners, officers, directors or shareholders thereof, or any employees or agents of Seller.  Any claim based on or in respect of any liability of Buyer under this Agreement shall be enforced only against Buyer and its assets, properties and funds, and not against the assets, properties or funds of any of its trustees, officers, directors or shareholders, the general partners, officers, directors or shareholders thereof, or any employees or agents of Buyer.

Section 11.17         Amendments.  This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 11.18         Attorney Fees.  In the event that a party hereto prevails against the other party in any action to enforce the obligations of such other party under this Agreement, the prevailing party shall be reimbursed by the other for all reasonable costs and expenses incurred thereby with respect to such action (including reasonable attorneys’ fees).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates written below.

	SELLER:	BANCTEC, INC.,
a Delaware corporation

		By:	/s/ Jeffrey D. Cushman
Jeffrey D. Cushman
Date:			Senior Vice President/CFO

	BUYER:	AG NET LEASE ACQUISITION CORP.,
a Delaware corporation

		By:	/s/ Gordon J. Whiting
		Name:	Gordon J. Whiting
Date:		Its:	President